Exhibit 4.6

LUMIRADX LIMITED

2021 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Stock. The Company intends for the Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2. Definitions.

(a) “Administrator” means either (x) the Board, (y) the compensation committee of the Board or (z) a similar committee designated by the Board and performing the functions of the compensation committee.

(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Beneficial Ownership” has the meaning set forth in Rule 13d-3 promulgated under Section 13 of the Exchange Act.

(d) “Board” means the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

(f) “Company” means LumiraDx Limited, incorporated in the Cayman Islands, or any successor thereto.

(g) “Compensation” includes an Eligible Employee’s base straight-time gross earnings, excluding commissions, bonuses and other incentive compensation. Notwithstanding the foregoing, the Administrator, may from time to time, in its discretion (on a uniform and nondiscriminatory basis), modify the definition of Compensation prior to any Enrollment Date, effective for Offering Periods commencing on or after such Enrollment Date.

(h) “Contributions” means the payroll deductions that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

(i) “Designated Subsidiary” means each Subsidiary of the Company, unless otherwise provided by the Administrator from time to time in its sole discretion.

(j) “Effective Date” means the date on which this Plan is adopted by the Board, subject to approval by stockholders in accordance with Section 25.

(k) “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Subsidiary. Notwithstanding the foregoing or anything elsewhere in this Plan to the contrary, the Administrator may from time to time, in its discretion (on a uniform and nondiscriminatory basis and as otherwise permitted by Treasury Regulation Section 1.423-2), determine prior to an Enrollment Date for any Offering that any one or more of the following categories of individuals will or will not be Eligible Employees for the purposes of such Offering or any future Offerings: common law employees of the Company or the Designated Subsidiaries providing services to the Company or the Designated Subsidiary who (i) have not completed a specified period of service since his or her last hire date, (ii) customarily work not more than a specified number of hours per week, (iii) customarily work not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) are highly compensated employees within the meaning of Section 414(q) of the Code, or (v) are highly compensated employees within the meaning of Section 414(q) of the Code with compensation above a certain level or who are officers of the Company or a Designated Subsidiary, or who are subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided, in each case, that the exclusion is applied with respect to each given Offering in an identical manner to all highly compensated individuals of the Employer whose Eligible Employees are participating in that Offering. Each exclusion will be applied with respect to an Offering in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii). For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under applicable law. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the date that is three (3) months and one (1) day following the commencement of such leave.

(l) “Employer” means, with respect to an Eligible Employee, such Eligible Employee’s legal employer.

(m) “Enrollment Date” means the first Trading Day of an Offering Period.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(o) “Exercise Date” means the date on which each outstanding option granted under the Plan will be exercised. The Plan’s Exercise Dates will be March 31, June 30, September 30, and December 31, or if such date is not a Trading Day, the immediately preceding Trading Day; provided, however, that the Administrator may from time to time, in its discretion, change the Exercise Date(s) on a uniform and nondiscriminatory basis from time to time prior to an Enrollment Date for all options to be granted on or after such Enrollment Date. For purposes of clarification, the Administrator may establish multiple Exercise Dates during an Offering Period.

(p) “Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator in accordance with Section 409A; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

(q) “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

(r) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees will participate, even if the dates of the applicable Offering Periods of each such Offering are identical, in which case the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical, provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(s) “Offering Period” means the three (3) month periods from January 1 to the next March 31, from April 1 to the next June 30, from July 1 to the next September 30, and from October 1 to the next December 31, with there being at minimum of four (4) Offering Periods per complete calendar year under the terms of this Plan. Notwithstanding the foregoing, the Administrator may from time to time, in its discretion, modify the duration and timing of Offering Periods pursuant to Sections 4 and 20.

(t) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(u) “Participant” means an Eligible Employee who participates in the Plan.

(v) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Stock of the Company.

(w) “Plan” means this LumiraDx Limited 2021 Employee Stock Purchase Plan.

(x) “Purchase Price” means 85% of the lesser of (A) the Fair Market Value of a share of Stock on the Enrollment Date and (B) the Fair Market Value of a share of Stock on the Exercise Date, or such other amount as may be required under Section 423 of the Code. Notwithstanding the foregoing, the Administrator may from time to time, in its discretion, modify the definition of Purchase Price on a uniform and nondiscriminatory basis prior to an Enrollment Date for all options to be granted on or after such Enrollment Date, provided that the Purchase Price shall not be less than 85% of the lesser of (i) the Fair Market Value of a share of Stock on the Enrollment Date and (ii) the Fair Market Value of a share of Stock on the Exercise Date, or such other amount as may be required under Section 423 of the Code.

(y) “Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

(z) “Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

(aa) “Stock” means the Common Stock, par value $0.0000028 per share, of the Company, subject to adjustments pursuant to Section 19(a).

(bb) “Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

(cc) “Trading Day” means a day on which the national stock exchange upon which the Stock is listed is open for trading.

(dd) “U.S. Treasury Regulations” means the Treasury regulations under the Code. Reference to a specific Treasury Regulation will include such Treasury Regulation, the section of the Code under which such regulation was promulgated, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such Section or regulation.

3. Eligibility.

(a) Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b) Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1) (A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code.

(c) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.

4. Offering Periods. Each Offering Period will expire on the completion of the purchase of shares of Stock on the last Exercise Date in that Offering Period. Notwithstanding the foregoing, the Administrator may from time to time, in its discretion, change the duration and timing of Offering Periods, provided that the last Exercise Date of each Offering Period must occur no later than twenty-seven (27) months after the applicable Enrollment Date on which the option to purchase shares of Stock was granted. Such change in the Offering Period must be made on a uniform and nondiscriminatory basis and must be made prior to the Enrollment Date for the modified Offering Period.

5. Participation. An Eligible Employee may participate in the Plan by (i) submitting to the Company a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose (which may be an on-line electronic agreement) or (ii) following an electronic or other enrollment procedure determined by the Administrator, in either case on or before a date determined by the Administrator prior to an applicable Enrollment Date.

6. Contributions.

(a) At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions made on each pay day during the Offering Period. A Participant’s Contributions during a single Offering Period may not exceed 15% of his or her Compensation during such Offering Period, subject to the limitations set forth in Section 3(c). The foregoing limitations on Contributions may be modified by the Administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis, for all options to be granted on any Enrollment Date. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10.

(b) Contributions will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10.

(c) All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only.

(d) A Participant who has enrolled in an Offering Period may elect to prospectively reduce the percentage of Compensation to contribute to the Plan; provided that the Participant may not make more than one such change election during each Offering Period. An election to reduce Contributions is effective for payroll periods commencing five (5) business days or more after the election is made. A Participant may not elect to increase his or her rate of Contributions during an Offering Period. Notwithstanding the foregoing, the Administrator may, in its discretion and on a uniform and nondiscriminatory basis, change the rule regarding elections to increase or decrease the rate of Contributions, provided that the change for an Offering Period is made and communicated to Eligible Employees before the beginning of that Offering Period.

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c), a Participant’s Contributions may be decreased to zero percent (0%) at any time during an Offering Period. Subject to Section 3(c) and Section 423(b)(8) of the Code, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

7. Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price, subject to the limitations set forth in Sections 3(c), 8, and 13. The Eligible Employee may accept the grant of such option by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Stock that an Eligible Employee may purchase during each Offering Period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

8. Exercise of Option.

(a) A Participant’s option for the purchase of shares of Stock will be exercised automatically on each Exercise Date, and the maximum number of full shares of Stock subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account, provided that in no event will any one Participant be entitled to purchase more than 3,500 shares per Offering Period. No fractional shares of Stock will be purchased. Any Contributions accumulated in a Participant’s account that are not sufficient to purchase a full share of Stock will be retained in the Participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 10. During a Participant’s lifetime, a Participant’s option to purchase shares of Stock hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Stock with respect to which options are to be exercised may exceed (i) the number of shares of Stock that were available for sale under the Plan and all of its sub-plans then in existence on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Stock available for sale under the Plan and all of its sub-plans then in existence on such Exercise Date, the Administrator may in its sole discretion, (x) provide that the Company will make a pro rata allocation of the shares of Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company will make a pro rata allocation of the shares of Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares of Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Stock for issuance under the Plan and all of its sub-plans then in existence by the Company’s stockholders subsequent to such Enrollment Date.

9. Delivery.

(a) As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Stock occurs, the Company will arrange the delivery to each Participant of the shares of Stock purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that Stock be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of Stock transfer. The Company may require that Stock be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such Stock.

(b) No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Stock subject to any Stock underlying options granted under the Plan until such shares of Stock have been purchased and delivered to the Participant as provided in this Section 9. Upon receipt of any Stock issued under this Plan, a Participant is free to hold or dispose of such Stock, subject to applicable law and any internal Company policy then in effect and applicable to the Participant, such as the Company’s insider trading policy. Each Participant shall give the Company prompt notice of any disposition of any shares of Stock, acquired pursuant to the exercise of an option, if such disposition is made (i) within two (2) years after the applicable Enrollment Date or (ii) within one (1) year after the transfer of such shares of Stock to such Participant upon exercise of such option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

10. Withdrawal.

(a) A Participant’s subscription agreement will remain in effect for successive Offering Periods until the Participant withdraws from a succeeding Offering Period prior to the Enrollment Date for that Offering Period by (i) submitting to the Company a written notice of withdrawal in the form determined by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure determined by the Administrator. If a Participant withdraws from an Offering Period, Contributions will not be made for that Offering Period and for succeeding Offering Periods, until the Participant re-enrolls in the Plan in accordance with the provisions of Section 5. A Participant’s withdrawal from an Offering Period will not have any effect on his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

(b) A Participant enrolled in an Offering Period may withdraw all but not less than all the Contributions credited to his or her account for that Offering Period and not yet used to exercise his or her option under the Plan, subject to any limitations imposed by the Administrator and/or by Company policies. Such withdrawal must be made at least fifteen (15) business days before an Exercise Date in order for the withdrawal to be effective before the purchase on that Exercise Date. A Participant may make a withdrawal by (i) submitting to the Company a written notice of withdrawal in the form determined by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure determined by the Administrator. All of the Participant’s Contributions credited to his or her account will be paid to such Participant, without interest, promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of Stock will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

11. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she will be deemed to have elected to withdraw from the Plan pursuant to Section 10, and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Stock under the Plan will be returned, without interest, to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. Unless otherwise provided by the Administrator, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Subsidiary will not be treated as terminated under the Plan.

12. Interest. No interest will accrue on the Contributions of a Participant in the Plan, except as may be required by applicable law, as determined by the Company, and if so required by the laws of a particular jurisdiction, will apply to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

13. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19, the maximum number of shares of Stock that will be made available for sale under the Plan and all of its sub-plans then in existence on the Effective Date, collectively, will be 15,265,380 shares of Stock, plus on January 1, 2022, and each January 1 thereafter, the number of shares of Stock available for sale under the Plan and all of its sub-plans then in existence will automatically increase by a number of shares of Stock equal to the lesser of (a) 50,000,000 shares of Stock, and (b) the number of shares of Stock representing five percent (5%) percent of the fully diluted capitalization of the Company as of such date.

(b) Until the shares of Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such Stock, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such Stock.

(c) Shares of Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse, as the Participant may elect.

14. Administration. The Plan will be administered by the Administrator, which Administrator will be constituted to comply with applicable law. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to delegate ministerial duties to any of the Company’s employees, to designate separate Offerings under the Plan, to designate Subsidiaries of the Company as Designated Subsidiaries, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13(a), and except to the extent that such terms would cause the Plan or any Offering to cease to satisfy the requirements of Section 423 of the Code, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan will govern the operation of such sub-plan). Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by

U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under a sub-plan or an offering to citizens or residents of a non-U.S. jurisdiction under a sub-plan will be less favorable than the terms of options granted under the Plan or the same Offering to employees residing solely in the U.S. Every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

15. Designation of Beneficiary.

(a) If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such Stock and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

16. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

17. Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions. Until shares of Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such Contributions and such Stock.

18. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Stock purchased and the remaining cash balance, if any.

19. Adjustments, Dissolution, Liquidation, Merger, or Sale Event.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, split-up, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 8 and 13.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

(c) Sale Event. Upon the occurrence of a Sale Event, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed Sale Event. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

20. Amendment or Termination.

(a) The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Stock will be returned to the Participants (without interest thereon, except as otherwise required under applicable law, as further set forth in Section 12) as soon as administratively practicable.

(b) Without stockholder consent and without limiting Section 20(a), the Administrator shall have the authority and the sole discretion to change the Offering Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator’s action;

(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(v) reducing the maximum number of shares of Stock a Participant may purchase during any Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Participants.

(d) Notwithstanding anything in this Section 20 of the Plan or elsewhere in this Plan to the contrary, (i) no amendment may increase the aggregate number of shares of Stock which may be issued under the Plan (other than an adjustment provided for in Section 19 of the Plan) unless it is approved by the stockholders of the Company within twelve (12) months of its adoption, and (ii) without approval of the Company’s stockholders, this Plan may not be amended in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Conditions Upon Issuance of Stock. Shares of Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares of Stock pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares of Stock may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares of Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Stock if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23. Section 409A. The Plan is exempt from the application of Section 409A and any ambiguities herein will be interpreted to so be exempt from Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if any option to purchase Stock under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that any option to purchase Stock under the Plan is compliant with Section 409A.

24. Term of Plan. The Plan will become effective on the Effective Date and, unless terminated earlier pursuant to Section 20, shall have a term of 10 years.

25. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under applicable law.

26. Governing Law. This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of England and Wales.

27. No Right to Employment. Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or affiliate of the Company, as applicable. Further, the Company or a Subsidiary or affiliate of the Company may terminate a Participant’s employment at any time, free from any liability or any claim under the Plan.

28. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

29. Compliance with Applicable Laws. The terms of this Plan are intended to comply with all applicable law and will be construed accordingly.

LumiraDx Limited 2021 Global Employee Stock Purchase Plan

(Sub-plan of the LumiraDx Limited 2021 Employee Stock Purchase Plan)

1. Purpose. This LumiraDx Limited 2021 Global Employee Stock Purchase Plan (this “Sub-Plan”) is a sub-plan of the LumiraDx Limited 2021 Employee Stock Purchase Plan (the “U.S. Plan”) and is intended to provide Eligible Employees (as defined in this Sub-Plan) of Designated Subsidiaries (as defined in this Sub-Plan) with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Stock.

The administration and operation of this Sub-Plan and all provisions of this Sub-Plan shall be governed by the U.S. Plan (as amended from time to time), except as expressly otherwise provided herein.

2. Definitions. The definitions provided in Section 2 of the U.S. Plan shall govern this Sub-Plan, except that the following terms shall have the meanings set out below in place of those set out in Section 2 of the U.S. Plan:

(a) “Designated Subsidiary” means each Subsidiary of the Company incorporated outside of the United States, unless otherwise provided by the Administrator from time to time in its sole discretion.

(b) “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Subsidiary who is located outside of the United States. Notwithstanding the foregoing or anything elsewhere in this Sub-Plan to the contrary, the Administrator may from time to time, in its discretion, determine prior to an Enrollment Date for any Offering that any one or more of the following categories of individuals will or will not be Eligible Employees for the purposes of such Offering or any future Offerings: common law employees of the Company or the Designated Subsidiaries providing services to the Company or the Designated Subsidiary who (i) have not completed a specified period of service since his or her last hire date, (ii) customarily work not more than a specified number of hours per week, (iii) customarily work not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), or (iv) are citizens or residents of a particular jurisdiction if participation in the Sub-Plan is prohibited under the laws of such jurisdiction or compliance with the laws of such jurisdiction would cause the U.S. Plan or Offering to violate the requirements of Section 423 of the Code. For purposes of this Sub-Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under applicable law. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the date that is three (3) months and one (1) day following the commencement of such leave.

3. Eligibility.

For the purpose of applying the US$25,000 limit set forth in Section 3(c) (Limitations) of the U.S. Plan, in relation to Eligible Employees whose are paid in a currency other than U.S. dollars, the US$25,000 limit contained in this Section 3(c) will be converted into the relevant currency on the last day of each Offering Period, at such exchange rate as may be determined by the Administrator in its discretion, and the Administrator may in its absolute discretion increase the US$25,000 limit to take account of currency fluctuations.

4. Contributions. Section 6(f) (Contributions) of the U.S. Plan will be replaced with the following:

(f) At the time the option is exercised, in whole or in part, or at the time some or all of the Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s tax liability payable to any authority in any jurisdiction (including any liability to state, local or other taxes), national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Stock or any other method of withholding the Company or the Employer deems appropriate.

5. New Section 6(g). The following new Section 6(g) will apply to this Sub-Plan:

(g) Contributions made in a currency other than U.S. dollars will be converted into U.S. dollars on such date or dates, and on such basis, as may be determined by the Administrator in its discretion, but no later than the Exercise Date of the Offering Period in respect of which such Contributions have been made.

6. Delivery

The penultimate sentence of Section 9(b) of the U.S. Plan (Delivery) (requiring Participants to give the Company notice of any disposition of any shares of Stock acquired pursuant to the exercise of an option) will not apply to this Sub-Plan.

7. Other Provisions

Except to the extent that any of the following would cause the U.S. Plan to cease to satisfy the requirements of Section 423 of the Code:

Section 23 of the U.S. Plan (Section 409A) will not apply to this Sub-Plan;

References in the U.S. Plan to certain actions and decisions being taken by the Administrator on a uniform and non-discriminatory basis will not apply to this Sub-Plan; and

References in the U.S. Plan to Section 423 of the Code and U.S. Treasury Regulation Section 1.423, and any restrictions on the operation of the U.S. Plan by reference to those provisions, will not apply to this Sub-Plan, and the provisions of this Sub-Plan will be construed accordingly.